As filed with the Securities and Exchange Commission on January 11, 2000

                                                    Registration No.
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               _________________

                             NETSOLVE, INCORPORATED
             (Exact name of registrant as specified in its charter)

                         Delaware                                             75-2094811-2
(State or other jurisdiction of incorporation or organization)     (IRS Employer Identification No.)

                           12331 Riata Trace Parkway
                              Austin, Texas 78727
                                (512) 340-3000
              (Address, including zip code, and telephone number,
             including area code, of principal executive offices)

                 NetSolve, Incorporated 1988 Stock Option Plan
         NetSolve, Incorporated Long-Term Incentive Compensation Plan
                           (Full title of the plans)

            Craig S. Tysdal, President and Chief Executive Officer
                            NetSolve, Incorporated
                           12331 Riata Trace Parkway
                              Austin, Texas 78727
                                (512) 340-3000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                    Worsham, Forsythe & Wooldridge, L.L.P.
                          Attn: L. Scott Austin, Esq.
                        1601 Bryan Street, 30/th/ Floor
                              Dallas, Texas 75201

                                              CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                  Proposed             Proposed
  Title of Securities to Be Registered         Amount to Be     Maximum Offering    Maximum Aggregate         Amount of
                                                Registered     Price Per Share (1)   Offering Price(1)     Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $ 0.01 per share.    3,951,976 shares        $29.41          $116,227,614.16         $30,685.00
===========================================================================================================================

(1) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of NetSolve, Incorporated reported on January 5, 2000.

================================================================================

                                EXPLANATORY NOTE

     The prospectus that is included in this Registration Statement is a separate reoffer prospectus included pursuant to General Instruction C of Form S-8.

                                [NETSOLVE LOGO]



                                 632,591 Shares
                                  Common Stock


     This Prospectus relates to 632,591 shares of NetSolve, Incorporated's common stock which have been acquired by the selling stockholders pursuant to the exercise of stock options issued under NetSolve's 1988 Stock Option Plan.

     Sales made by the selling stockholders are expected to be made from time to time at the then prevailing market price or at negotiated prices. The selling stockholders will pay any brokerage commission and all other fees and expenses incurred in connection with these transactions. NetSolve will not receive any of the proceeds from these sales.

     The common stock is quoted on the NASDAQ National market under the symbol "NTSL". On January 7, 2000, the closing price of the common stock was $31.750.


                                ________________



     The Securities and Exchange Commission and state securities regulations have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                ________________


                The date of this Prospectus is January 11, 2000.

     You should rely only on the information contained in this prospectus. NetSolve has not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and rates are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of common stock.

                                    NETSOLVE

     NetSolve offers a range of services that allow companies to outsource some or all of the activities relating to the design, implementation, management and security of their computer networks. NetSolve's network management and security services are designed to increase network reliability and up-time, reduce overall network costs, and simplify migration to new technologies. NetSolve also resells third-party network equipment as a convenience to its network management services customers.

     NetSolve's executive offices are located at 12331 Riata Trace Parkway, Austin, Texas 78727. Its telephone number is (512) 340-3000 and its web site is located at www.netsolve.com. Information contained on this web site is not part
           -----------------
of this prospectus.

                                  RISK FACTORS

     Investing in NetSolve's common stock involves risks. You should be able to bear a complete loss of your investment. You should carefully consider the factors set forth on pages 18-24 of NetSolve's Quarterly Report on Form 10-Q for the quarterly period ended on September 30, 1999, as well as any risk factors that may be described in subsequent reports filed by NetSolve with the Securities and Exchange Commission, or SEC.

                              SELLING STOCKHOLDERS

     The shares of common stock that are being offered by this prospectus have been acquired by the selling stockholders pursuant to the exercise of options granted by NetSolve under its 1988 Stock Option Plan. Certain of the selling stockholders have entered into lock-up agreements with the underwriters under which they agree not to transfer or dispose of, directly or indirectly, any shares of common stock for a period of 180 days after September 29, 1999. Before and after the completion of this offering, the selling stockholders will each own less than one percent (1%) of the outstanding common stock.

     The names and numbers of shares offered by each of the selling stockholders are as follows:

                Name                      Number of Shares Offered
                ----                      ------------------------

                Louise Allen                                 1,875
                Linda Anderson                               2,063
                Karen Arthur                                 3,050
                Otis Brinkley                              139,392
                Mike Bulriss                                16,114
                Jeff Cannon                                  3,613
                Terry Cheng                                  5,500
                Betsy Corlew                                 2,500
                Carol Cuatt                                  1,406

                Name                      Number of Shares Offered
                ----                      ------------------------

                Steve Davies                                15,000
                Robert Ditzig                                1,500
                Lisa Elliott                                 1,006
                Michelle Friesenhahn                        14,063
                Albert Garza                                 3,500
                Catherine Hasty                              1,156
                Ken Kieley                                   5,000
                Shell Kristofferson                          1,900
                Stephen Kyriakos                             3,594
                Stacy Liddicoat                              3,334
                Danny Lopez                                 14,763
                Rob Lynch                                   55,000
                Darrell McPhaul                              3,188
                John Merritt                                79,037
                Jim Miller                                   4,000
                Penn Rabb                                    7,583
                Jack Radford                                 1,500
                Mary Ridgway                                 2,050
                Dave Ringer                                  4,150
                Joe Rysdyke                                  1,873
                Scott Sherwood                               2,500
                Gwen Smith                                   3,281
                Darren Spohn                                87,500
                Tim Tisdel                                   5,188
                Michael Turner                             113,750
                Eric Voigt                                   1,000

     Certain unnamed non-affiliates of NetSolve, each of whom may sell up to 1,000 shares of common stock, may also use this prospectus for reoffers and resales.

     The amount of common stock to be reoffered or resold by means of this prospectus by each of the selling stockholders and any other person with whom such selling stockholders is acting in concert for the purposes of selling NetSolve common stock, may not exceed, during any three month period, the amount specified in Rule 144(c) promulgated under the Securities Act of 1933, as amended, or Securities Act.

                              PLAN OF DISTRIBUTION

     NetSolve is registering the common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes any donees and pledgees selling common stock received from a named selling stockholder after the date of this prospectus. All costs in connection with the registration of the common stock will be borne by NetSolve. Brokerage commissions and similar selling expenes, if any, attrributable to the sales from time to time of common stock will be borne by the selling stockholders.

     Sales of stock may be made by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the common stock, through short sales of common stock or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised NetSolve that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of common stock by the selling shareholders.

     The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1934, as amended, or Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ National Market pursuant to Rule 153 under the Securities Act. NetSolve has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

     Selling shareholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Upon NetSolve being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholders and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon NetSolve being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     Any agent, underwriter or dealer selected by a selling stockholder may engage in transactions with, or perform services for, NetSolve in the ordinary course of business.

                      WHERE YOU CAN FIND MORE INFORMATION

     You can read NetSolve's SEC filings, including the registration statement, over the Internet at the SEC's Web site at http://www.sec/gov. You may also
                                           -------------------
read and copy any document NetSolve files with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, new York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifty Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     The SEC allows NetSolve to "incorporate by reference" the information NetSolve files with them, which means that NetSolve can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that NetSolve files later with the SEC will automatically update and supersede this information. NetSolve incorporates by reference its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 and any further filing NetSolve makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the common stock described in this prospectus has been sold.

     You may request a copy of these filings at no cost by writing or contacting NetSolve, Incorporated, at the following address: Investor Relations Manager, NetSolve, Incorporated, 12331 Riata Trace Parkway, Austin, Texas 78727; telephone number (512) 340-3000.

                                    PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents filed by NetSolve, Incorporated ("NetSolve") with the Securities and Exchange Commission (the "Commission") are incorporated by reference :

          (a) NetSolve's Prospectus filed on September 29, 1999 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for NetSolve's latest fiscal year for which such statements have been filed; and

          (b) NetSolve's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999; and

          (c) The description of NetSolve's Common Stock contained in NetSolve's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") on October 20, 1998, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by NetSolve pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.   Description of Securities.

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and agents. A corporation may indemnify those individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation). The individuals specified may be indemnified in those actions, suits or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. Additionally, in a criminal action or proceeding, these individuals may be indemnified only if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of actions or suits by or in the right of the corporation, except that:

     . indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of these actions or suits; but

     . if the person seeking indemnification has been found liable to the corporation in respect of any claim, issue or matter, no indemnification shall be made except to the extent a specified court determines the person is fairly and reasonably entitled to indemnity for these expenses as the court deems proper.

     The indemnification under the statute is in addition to any other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, agreement or otherwise.

     NetSolve's Bylaws provide that NetSolve shall indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by law. NetSolve believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     In addition to the protection directors receive under NetSolve's By-laws, the DGCL and the indemnity agreements, NetSolve's Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability for:

     . any breach of their duty of loyalty to the corporation or its stockholders;

     . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . improper payments of dividends or improper stock repurchases or redemptions as provided in Section 174 of the DGCL; or

     . any transaction from which the director derived an improper personal benefit.

     NetSolve has entered into agreements that indemnify its directors and executive officers for certain expenses (including attorneys' fees) and, in some instances, judgments, fines and settlement amounts they incur in certain actions or proceedings. These actions or proceedings include any action by or in the right of NetSolve, arising out of their services as a director or officer of NetSolve, any subsidiary of NetSolve or any other company or enterprise to which the person provides the services at the request of NetSolve. NetSolve believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Item 7.   Exemption from Registration Claimed.

          The common stock to be reoffered and resold pursuant to the reoffer prospectus filed as a part of this Registration Statement was issued and sold by NetSolve to its employees upon exercise of employee stock options granted under NetSolve's 1988 Stock Option Plan in reliance upon the exemptions from the registration provisions of the Securities Act of 1933, as amended, contained in Rule 701 promulgated under that Act and Section 4(2) of that Act, on the basis that the transactions did not involve public offerings.

Item 8.   Exhibits.


     Exhibit No.                    Description
     -----------                    -----------
         5.1        Opinion of Worsham, Forsythe & Wooldridge, L.L.P.
        23.1        Consent of Worsham, Forsythe & Wooldridge, L.L.P.(contained in Exhibit 5.1).
        23.2        Consent of Ernst & Young LLP, Independent Auditors.
        24.1        Power of Attorney (see page II-4).

Item 9.   Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints the Agent for Service named in this registration statement as his or her attorney in fact to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereof also appoints such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on January 11, 2000.

                                   NETSOLVE, INCORPORATED



                                   By: /s/ Craig S. Tysdal
                                      ---------------------------------
                                      Craig S. Tysdal, President and Chief
                                      Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and with date indicated.


               Signature                                     Title                             Date
               ---------                                     -----                             ----

         /s/ Craig S. Tysdal                     Principal Executive Officer and           January 11, 2000
-------------------------------------------                  Director
   (Craig S. Tysdal, President and
       Chief Executive Officer)

         /s/ Kenneth C. Kieley                     Principal Financial Officer             January 11, 2000
-------------------------------------------      and Principal Accounting Officer
 (Kenneth C. Kieley, Vice President -
 Finance, Chief Financial Officer and
 Secretary)

         /s/ J. Michael Gullard                              Director                      January 11, 2000
-------------------------------------------
(J. Michael Gullard, Chairman of the Board)

         /s/ C. Richard Kramlich                             Director                      January 11, 2000
-------------------------------------------
          (C. Richard Kramlich)

           /s/ Joel P. Adams                                 Director                      January 11, 2000
-------------------------------------------
            (Joel P. Adams)

        /s/ Howard D. Wolfe, Jr.                             Director                      January 11, 2000
-------------------------------------------
        (Howard D. Wolfe, Jr.)

           /s/ H. Leland Murphy                              Director                      January 11, 2000
-------------------------------------------
            (H. Leland Murphy)

          /s/ John S. McCarthy                               Director                      January 11, 2000
-------------------------------------------
           (John S. McCarthy)

          /s/ Suzanne C. Narducci                            Director                      January 11, 2000
-------------------------------------------
           (Suzanne C. Narducci)

                               INDEX TO EXHIBITS


      Exhibit No.                         Description
      -----------                         -----------
          5.1         Opinion of Worsham, Forsythe & Wooldridge, L.L.P.
         23.1         Consent of Worsham, Forsythe & Wooldridge, L.L.P. (included in Exhibit 5.1).
         23.2         Consent of Ernst & Young LLP, Independent Auditors.
         24.1         Power of Attorney (included on page II-4).